HAZARDOUS MATERIALS INDEMNITY AGREEMENT

THIS HAZARDOUS MATERIALS INDEMNITY AGREEMENT (the “Agreement”) is made as of October 25, 2007, by NNN VF 7777 BONHOMME AVENUE, LLC, a Delaware limited liability company, and NNN 2003 VALUE FUND, LLC, a Delaware limited liability company (collectively, “Indemnitor”), for the benefit of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”).

RECITALS

A. Contemporaneously with the execution of this Agreement, NNN VF 7777 BONHOMME AVENUE, LLC, (“Borrower”), has executed and delivered to Lender, as lender, that certain Loan Agreement (the “Loan Agreement”), between Borrower and Lender, and that certain Promissory Note (the “Note”) in the principal face amount of $23,500,000.00 or so much thereof as may be advanced from time to time, in evidence of the loan (the “Loan”) made by Lender to Borrower.

B. The Loan is secured in part by Borrower’s interest in and to the “Mortgaged Property” (the “Mortgaged Property”) described in that certain Deed of Trust, Security Agreement and Fixture Filing of even date herewith (the “Mortgage”) executed by Borrower in favor of Lender.

C. Lender has required, as a condition of funding the Loan, that Indemnitor indemnify and hold Lender harmless against and from certain obligations for which Lender may incur liability, whether as beneficiary under the Mortgage as mortgagee in possession, or by foreclosure, by reason of the threat or presence of any hazardous substance at or near the Mortgaged Property.

D. Indemnitor is the Borrower and/or owner of a direct or indirect interest in Borrower, and Indemnitor will directly benefit from Lender’s making the Loan to Borrower.

NOW, THEREFORE, in consideration of the premises, Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor, intending to be legally bound, hereby agrees as follows:

1. Recitals. The foregoing recitals are incorporated into this Agreement by this reference.

2. Certain Definitions. As used herein, the following terms have the meanings indicated:

2.1 “Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release discharge of, or exposure to, Hazardous Materials, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

2.2 “Hazardous Materials” means (a) petroleum or petroleum-containing chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

2.3 “Site Assessment” means an environmental engineering report for the Mortgaged Property prepared by an engineer engaged by Lender at Indemnitor’s expense, and prepared in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Mortgaged Property, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-93 (or any successor thereto published by ASTM) and other good customary and commercial practice.

Other capitalized terms used in this Agreement and not defined shall have the meanings assigned to such terms in the Loan Agreement.

3. Representations and Warranties.

3.1 Indemnitor represents and warrants that to Indemnitor’s knowledge, except as set forth in the Site Assessment, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about the Mortgaged Property or any property adjacent to the Mortgaged Property (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Mortgaged Property in full compliance with Environmental Laws), (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Mortgaged Property do not, and did not previously, violate any Environmental Laws, and (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with the Mortgaged Property concerning Hazardous Materials or Environmental Laws.

3.2 Indemnitor further represents and warrants that:

(a) Indemnitor has not been, is not and will not be involved in operations at or near the Mortgaged Property which operations have caused or could lead to (A) a discharge of any Hazardous Materials at, upon, under or within the Mortgaged Property or any contiguous real estate, (B) the imposition of liability on Indemnitor or on any subsequent or former owner of the Mortgaged Property, or (C) the creation of a lien on the Mortgaged Property under the Environmental Laws or under any similar laws and regulations;

(b) To Indemnitor’s knowledge, except as set forth in the Site Assessment, no third party has been, is or will be involved in operations at or near the Mortgaged Property which operations have caused or could lead to (A) a discharge of any Hazardous Materials at, upon, under or within the Mortgaged Property or any contiguous real estate, (B) the imposition of liability on Indemnitor or on any subsequent or former owner of the Mortgaged Property, or (C) the creation of a lien on the Mortgaged Property under the Environmental Laws or under any similar laws or regulations; and

(c) Indemnitor has not permitted, and will not permit, any tenant or occupant of the Mortgaged Property to engage in any activity that has caused or could lead to a discharge of any Hazardous Materials at, upon, under or within the Mortgaged Property or any contiguous real estate, or that could impose liability under the Environmental Laws on such tenant or occupant, on Indemnitor or on any other owner of any of the Mortgaged Property.

4. Covenants.

4.1 Indemnitor shall (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify Lender immediately upon Indemnitor’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Mortgaged Property; (c) promptly remove such Hazardous Materials and remediate the Mortgaged Property in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by Lender; and (d) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Mortgaged Property or Indemnitor.

4.2 Indemnitor shall not cause, shall prohibit any other Person within the control of Indemnitor from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from (a) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Mortgaged Property or the transportation of any Hazardous Materials to or from the Mortgaged Property (except for cleaning and other products used in connection with routine maintenance or repair of the Mortgaged Property in full compliance with Environmental Laws), (b) installing any underground storage tanks at the Mortgaged Property, or (c) conducting any activity that requires a permit or other authorization under Environmental Laws.

4.3 Indemnitor shall provide to Lender, at Indemnitor’s expense promptly upon the written request of Lender from time to time, a Site Assessment or, if required by Lender, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Mortgaged Property. Indemnitor shall pay the cost of no more than one such Site Assessment or update in any twelve (12) month period, unless Lender’s request for a Site Assessment is based on information provided under Section 4.1, a reasonable suspicion of Hazardous Materials at or near the Mortgaged Property, a breach of representations under Section 3, or an Event of Default, in which case any such Site Assessment or update shall be at Indemnitor’s expense.

5. Indemnity.

5.1 As between Indemnitor and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Mortgaged Property shall lie solely with Indemnitor. Accordingly, Indemnitor shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by law. Indemnitor shall at all times indemnify, defend and hold Lender harmless from and against any and all claims, suits, actions, debts, damages, losses, liabilities, litigations, judgments, charges, costs and expenses (including reasonable costs of defense, of any nature whatsoever proffered or incurred by Lender, whether as mortgagee or beneficiary under the Mortgage, as mortgagee in possession, or as successor-in-interest to Indemnitor by foreclosure deed or deed in lieu of foreclosure, and whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent or comparative negligence of Lender, under or on account of the Environmental Laws, including the assertion of any lien thereunder, with respect to:

(a) a breach of any representation, warranty or covenant of Indemnitor contained in this Agreement;

(b) any acts performed by Lender pursuant to the provisions of this Agreement;

(c) any discharge of Hazardous Materials, the threat of discharge of any Hazardous Materials or the storage or presence of any Hazardous Materials affecting the Mortgaged Property whether or not the same originates or emanates from the Mortgaged Property or any contiguous real estate, including any loss of value of the Mortgaged Property as a result of the foregoing;

(d) any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws;

(e) liability for personal injury or property damage arising under any statutory or common law tort theory, including without limitation damages assessed for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at, upon, under or within the Mortgaged Property; and/or

(f) any other environmental matter affecting the Mortgaged Property within the jurisdiction of the Environmental Protection Agency, any other federal agency or any state or local environmental agency.

The foregoing notwithstanding Indemnitor shall not be liable under the foregoing indemnification to the extent any such loss, liability, damage, claim, cost or expense results solely from Lender’s gross negligence or willful misconduct. Indemnitor’s obligations under this Agreement shall arise upon the discovery of the presence of any Hazardous Material, whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment, and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Mortgaged Property (by foreclosure, deed in lieu of foreclosure or otherwise).

5.2 In the event of (a) any discharge of Hazardous Materials or the threat of a discharge of Hazardous Material affecting the Mortgaged Property, whether or not the same originates or emanates from the Mortgaged Property or any contiguous real estate, and/or (b) Indemnitor’s failure to comply with any of the requirements of the Environmental Laws or related regulations, Lender may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at the Mortgaged Property and/or take any and all other actions as Lender shall deem necessary or advisable in order to abate the discharge of any Hazardous Material, remove the Hazardous Material or cure Indemnitor’s noncompliance.

5.3 Indemnitor acknowledges that Lender has agreed to make the Loan in reliance upon Indemnitor’s representations, warranties and covenants in this Agreement. For this reason, it is the intention of Indemnitor and Lender that the provisions of this Agreement shall supersede any provisions in the Loan Documents (as defined in the Loan Agreement) which in any way limit the personal liability of Indemnitor, including but not limited to those contained in Article 13 of the Loan Agreement, and that Indemnitor shall be personally liable for any and all obligations arising under this Agreement even if the amount of liability incurred exceeds the amount of the Loan. All of the representations, warranties, covenants and indemnities of this Agreement shall survive the repayment of the Note and/or the release of the lien of the Mortgage from the Mortgaged Property, and shall survive the transfer of any or all right, title and interest in and to the Mortgaged Property by Indemnitor to any party, whether or not affiliated with Indemnitor. Indemnitor hereby acknowledges and agrees that, notwithstanding anything contained in any of the other Loan Documents to the contrary, (a) this Agreement and the obligations of Indemnitor under this Agreement shall not be secured by the Mortgage, or any other mortgages, deeds of trust or other security documents from time to time securing any obligations of Indemnitor in connection with the Loan; and (b) Indemnitor shall have no obligation or liability under any of the other Loan Documents for any obligation or liability of Indemnitor under this Agreement. Indemnitor acknowledges that Lender’s assessment of the value of the Mortgaged Property is such that Lender would not make the Loan but for the personal liability undertaken by Indemnitor for the obligations under this Agreement.

5.4 Notwithstanding any provision in this Agreement or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under any “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under any “security interest exception.”

6. Attorneys’ Fees. In the event that either party brings an action or proceeding against the other to enforce or interpret any term or condition hereof, the party prevailing in such action or proceeding shall be entitled to receive from the party not prevailing its reasonable attorneys’ fees, costs and expenses of suit as determined by the court.

7. Interest. In the event that Lender incurs any obligations, costs or expenses under this Agreement, Indemnitor shall pay Lender immediately on demand, and if such payment is not received within ten (10) days, interest on such amount shall, after the expiration of the ten (10) day period, accrue at the Default Rate until such amount, plus interest, is paid in full.

8. Joint and Several Liability. In the event that this Agreement is executed by more than one party as Indemnitor, the liability of such parties is joint and several. In addition, Indemnitor’s obligations hereunder are joint and several with any other person now or hereafter obligated under the Loan Documents (as defined in the Loan Agreement) and are independent of the obligations of Indemnitor under the Loan Documents. A separate action or actions may be brought and prosecuted against Indemnitor, whether or not action is brought against any other person or whether or not any other person is joined in such action or actions.

9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy or electronic mail (provided that for both telecopy and electronic mail delivery, an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 10). All such notices shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Indemnitor:	NNN VF 7777 Bonhomme Avenue, LLC
NNN 2003 Value Fund, LLC
c/o Triple Net Properties, LLC
1551 Tustin, Suite 200
Santa Ana, California 92705
Attention: Richard Hutton
Telecopy: (714)      -
Email: rhutton@1031nnn.com
If to Lender:	General Electric Capital Corporation
16479 Dallas Parkway, Suite 500
Two Bent Tree Tower
Addison, Texas 75001-2512
Attention: Sherri Jardine/The Sevens Bldg.
Telecopy: (972) 728-7654
Email: sherri.jardine@ge.com

Any notice so addressed and sent by U.S. mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee. Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Indemnitor, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 9. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 9. Except for telecopy and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

10. Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender hereunder, shall operate as a waiver thereof.

11. Severability. If any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision shall be held for naught as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

12. Inconsistencies Among the Loan Documents. Nothing contained herein is intended to modify in any way the obligations of Indemnitor under the Loan Agreement, the Note, the Mortgage or any other Loan Document. Any inconsistencies among the Loan Documents shall be construed, interpreted and resolved so as to benefit Lender, and Lender’s election of which interpretation or construction is for Lender’s benefit shall govern.

13. Successors and Assigns. This Agreement shall be binding upon Indemnitor’s successors, assigns, heirs, personal representatives and estate and shall inure to the benefit of Lender and its successors and assigns.

14. Controlling Laws. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

15. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, INDEMNITOR AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THE LOAN OR THE MORTGAGED PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

17. Oral Agreements. Oral agreements or commitments to loan money, extend credit or to forebear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower[s]) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

IN WITNESS WHEREOF, Indemnitor has executed this Hazardous Materials Indemnity Agreement as of the date first above written.

INDEMNITOR/BORROWER:

NNN VF 7777 BONHOMME AVENUE, LLC,
a Delaware limited liability company

By:	NNN 2003 VALUE FUND, LLC,
a Delaware limited liability company,
Sole Member
	By:	TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company,
Manager

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President

INDEMNITOR:

NNN 2003 VALUE FUND, LLC,

a Delaware limited liability company

By: TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company,
Manager

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President